
Claim Holders
Smeaton
101050803 SK
Adamas Minerals
Amonson, G.
B & B Mining
Bain, D.
Bandera Gold
Bec International
Cons Pine Chan/United Carina
D W Ventures
De Beers Canada
Forest Gate Resources
Galacia
General Resources
Goldsource Mines
Great West Investments
Great Western Diamonds
Great Western Minerals
Ipsco
Kinderock Resources
Kristian, C.J.
Milno Valley Mines
Nevada Minerals
North Sask Ventures
Seagrove Capital
Shane Resources
Shore Gold
World Ventures
Other
Pending
Exploration GIS
www.explorationGIS.com
Candle Lake #28
Smeaton Kimberlite
Smeaton
Choiceland
Weirdale
Kimberlite 148
White
Kimberlite 141
FGT
Dizzy Kimberlite
Kimberlite 122
Kimberlite 150
FGT
Duke Kimberlite
SGF
Star Kimberlite
Fort à la Corne
Gronlid
0 2 4 10
Kilometres